Exhibit 3.1

Articles of association

STATUTEN

of

der
CRISPR Therapeutics AG (CRISPR Therapeutics SA) (CRISPR Therapeutics Ltd)

CRISPR Therapeutics AG (CRISPR Therapeutics SA) (CRISPR Therapeutics Ltd)
with registered office in

mit Sitz in
Zug

Zug
(Translation; in case of controversy the German text shall prevail)

I. Corporate Name, Principal Office, Duration and Purpose of the Company

I. Firma, Sitz, Dauer und Zweck der Gesellschaft

Art. 1 Corporate Name, Principal Office and Duration

Art. 1 Firma, Sitz und Dauer
Under the name CRISPR Therapeutics AG (CRISPR Therapeutics SA) (CRISPR Therapeutics Ltd)

Unter der Firma CRISPR Therapeutics AG (CRISPR Therapeutics SA) (CRISPR Therapeutics Ltd)
there exists a Company which is subject to the provisions of art. 620 et seq. of the Swiss Code of Obligations (CO) with registered office in Zug. The duration of the Company is unlimited.

besteht für unbeschränkte Dauer eine Aktiengesellschaft gemäss Art. 620 ff. OR mit Sitz in Zug.
Art. 2 Purpose

Art. 2 Zweck

The purpose of the Company is the research and development in the field of pharmaceutical products, including biological and biotechnological products, as well as the production and commercialisation of such products.

Die Gesellschaft bezweckt die Forschung und Entwicklung auf dem Gebiet von pharmazeutischen Produkten, einschliesslich biologischen und biotechnologischen Produkten, sowie die Herstellung und Kommerzialisierung derartiger Produkte.

The Company may purchase, hold and sell patents, copy rights, trade marks and other intellectual property rights as well as licenses of any kind.

Die Gesellschaft kann Patente, Urheberrechte, Marken und andere Immaterialgüterrechte sowie Lizenzen jeder Art erwerben, halten und veräussern.
The Company may engage in and carry out any and all commercial, financial or other activity, which is directly or indirectly related to the purpose of the Company. In doing so, the

Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tätigkeiten ausüben, welche mit dem Zweck der Gesellschaft direkt oder indirekt im Zusammenhang stehen. Die

Company may in particular place emphasis on creating long-term and sustainable value in the Company and companies controlled by the Company. The Company may purchase, hold and sell shares or interests in other companies in Switzerland or abroad. It may establish and maintain branches and subsidiaries in Switzerland and abroad.

Gesellschaft kann dabei insbesondere die Schaffung von langfristigem und nachhaltigem Wert durch die Gesellschaft und durch die von ihr kontrollierten Unternehmen berücksichtigen. Die Gesellschaft kann Beteiligungen an anderen Unternehmen im In- und Ausland erwerben, halten und veräussern. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten.

The Company may purchase, hold and sell real estate and carry out other investments.

Die Gesellschaft kann Grundstücke erwerben, verwalten und veräussern sowie Vermögensanlagen anderer Art tätigen.

The Company may grant loans and other direct or indirect financing to companies controlled by or controlling the Company and provide collateral of all types for their liabilities, including by way of liens on or fiduciary transfer of assets of the Company or by way of guarantees of any type, whether for consideration or not.

Die Gesellschaft kann den von ihr kontrollierten und die sie kontrollierenden Gesellschaften Darlehen und andere direkte oder indirekte Finanzierungen gewähren und für deren Verbindlichkeiten Sicherheiten aller Art stellen, einschliesslich mittels Pfandrechten an oder fiduziarischen Übereignungen von Aktiven der Gesellschaft oder Garantien jedwelcher Art, ob entgeltlich oder nicht.

II. Share Capital and Shares

II. Aktienkapital und Aktien

Art. 3 Share Capital and Shares

Art. 3 Aktienkapital und Aktien
The share capital of the Company is CHF 2,752,439.91 and is fully paid in. It is divided into 91,747,997 registered shares with a nominal value of CHF 0.03 each.

Das Aktienkapital der Gesellschaft beträgt CHF 2'752'439.91 und ist voll liberiert. Es ist in 91'747'997 Namenaktien mit einem Nennwert von je CHF 0.03 eingeteilt.
Art. 3a Capital Band

Art. 3a Kapitalband

The Board of Directors is authorized to conduct one or more increases of the share capital at any time until June 8, 2028, or the expiry of the capital band if earlier, up to an upper limit of CHF 3,142,094.52 by issuing a corresponding number of registered shares with a nominal value of CHF 0.03 each to be fully paid in. An increase of the share capital by means of an offering underwritten by a financial institution, a syndicate or another third party or third parties, followed by an offer to the then-existing shareholders of the Company shall also be permissible.

Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 8. Juni 2028 oder dem früheren Dahinfallen des Kapitalbands einmal oder mehrmals bis zur Obergrenze von CHF 3'142'094.52 durch Ausgabe einer entsprechenden Anzahl vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.03 zu erhöhen. Eine Erhöhung des Aktienkapitals durch die Zeichnung von Aktien aufgrund eines von einem Finanzinstitut, eines Verbandes, einer anderen Drittpartei oder Drittparteien unter-zeichneten Angebots, gefolgt von einem Angebot gegenüber den zu diesem Zeitpunkt bestehenden Aktionären der Gesellschaft ist zulässig.

The Board of Directors shall determine the number of shares, the time of the issuance, the issue price, the manner in which the new registered shares have to be paid in (including cash contributions, contributions in kind, set-off and conversion of freely usable reserves (including retained earnings) into share capital), the date from which the registered shares carry the right to dividends, the conditions for the exercise of the subscription rights and the allotment of subscription rights that have not been exercised or withdrawn. The Board of Directors is authorized to restrict or to prohibit the trading of subscription rights to the new shares. The Board of Directors may allow subscription rights that have not been exercised to expire, or it may place with third parties such rights or registered shares, the subscription rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

Der Verwaltungsrat soll die Anzahl auszugebender Aktien, den Ausgabezeitpunkt, den Bezugspreis, die Art und Weise der Liberierung, das Datum, ab welchem die Aktien zum Bezug einer Dividende berechtigen, die Bedingungen zur Ausübung der Bezugsrechte sowie die Zuteilung nicht ausgeübter oder entzogener Bezugsrechte festlegen. Betreffend die Art der zu leistenden Einlagen ist der Verwaltungsrat namentlich ermächtigt, eine Kapitalerhöhung durch Barliberierung, Sacheinlage, Verrechnungsliberierung, Umwandlung von frei verwendbaren Reserven (einschliesslich Gewinnvortrag) in Aktienkapital vorzunehmen. Der Verwaltungsrat kann den Bezugsrechtshandel betreffend die neu auszugebenden Aktien einschränken oder aufzuheben. Der Verwaltungsrat kann bestimmen, dass nicht ausgeübte Bezugsrechte verfallen, oder er kann Drittparteien solche Rechte oder Aktien, für welche die Bezugsrechte nicht ausgeübt wurden, zu Marktbedingungen zuteilen oder sie sonst im Interesse der Gesellschaft verwenden.

The Board of Directors is authorized to withdraw or limit the subscription rights of the shareholders and to allot them to third parties:

Der Verwaltungsrat ist ermächtigt, das Bezugsrecht der Aktionäre auszuschliessen oder Dritten zuzuteilen:
a) if the issue price of the new registered shares is determined by reference to the market price; or

a) falls der Ausgabepreis der neuen Aktien anhand des Marktwertes festgelegt wird; oder
b)
for the acquisition of an enterprise, part of an enterprise or participations, or for the financing or refinancing of any of such acquisition, or in the event of share placement for the financing or refinancing of such placement; or

b)
für die Übernahme eines Unternehmens, den Teil eines Unternehmens oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Erwerbe, oder im Falle einer Aktienplatzierung für die Finanzierung oder Refinanzierung solcher Platzierungen; oder

c)
for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing or registration of new registered shares on domestic or foreign stock exchanges; or

c)
zum Zweck der Erweiterung der Aktionärskreises der Gesellschaft in bestimmten finanziellen oder Investorenmärkten, für die Zwecke der Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Auflistung oder Meldung neuer Namenaktien an inländischen oder ausländischen Börsen; oder

d) for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of registered shares in a placement or sale of registered shares to the respective

d) zum Zweck der Gewährung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% aller Namenaktien im Falle einer Vermittlung oder eines Verkaufs von

initial purchaser(s) or underwriter(s); or	Namenaktien an den jeweiligen ursprünglichen Käufer oder Zeichner; oder
e)
for raising of capital (including private placements) in a fast and flexible manner as such transaction would probably be difficult to carry out, or could be carried out only at less favorable terms, without the exclusion of the statutory subscription right of the existing shareholders;

e)
um Kapital (inklusive durch private Vermittlung) in schneller und flexibler Weise zu beschaffen, wenn eine solche Transaktion wahrscheinlich ohne den Ausschluss der gesetzlichen Bezugsrechte der existierenden Aktionäre schwierig oder nur zu weniger günstigen Bedingungen durchzuführen wäre; oder

f) for other valid grounds in the sense of Article 652b para. 2 CO; or

f) aus anderen, gemäss Art. 652b Abs. 2 OR zulässigen Gründen; oder
g)
following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.

g)
einem Aktionär oder einer Gruppe von Aktionären folgend, die gemeinsam mehr als 15% des im Handelsregister eingetragenen Aktienkapitals halten und den übrigen Aktionären auf Empfehlung des Verwaltungsrats hin kein Übernahmeangebot unterbreitet haben, oder im Rahmen der Abwehr eines tatsächlichen, drohenden oder etwaigen Übernahmeversuchs, für den der Verwaltungsrat, nach Konsultation eines unabhängigen Finanzberaters, keine Zustimmungsempfehlung abgegeben hat, da das Übernahmeangebot vom Verwaltungsrat den Aktionären gegenüber als finanziell zu wenig angemessen betrachtet wird.

The Board of Directors is authorized to carry out a capital increase by increase of the nominal value of the shares within the capital band. The Board of Directors shall determine the new nominal value of the shares and shall adapt all provisions of the Articles of Association relating to the nominal value of a share as well as the number of shares with a new nominal value corresponding to the fixed lower and upper limit of the capital band as per this Article.

Der Verwaltungsrat ist ermächtigt, eine Kapitalerhöhung durch Nennwerterhöhung innerhalb des Kapitalbands durchzuführen. Der Verwaltungsrat setzt diesfalls den neuen Nennwert der Aktien fest und passt sämtliche Statutenbestimmungen an, die sich auf den Nennwert einer Aktie beziehen sowie die Anzahl Aktien mit neuem Nennwert, welche der festen betragsmässigen Ober- und Untergrenze des Kapitalbands gemäss diesem Artikel entsprechen.

Subscription to and acquisition of new shares, as well as any subsequent transfer of their ownership are subject to the restrictions specified in Article 4 of the Articles of Association.

Zeichnung und Erwerb der neu ausgegebenen Namenaktien sowie jede nachfolgende Übertragung dieser Namenaktien unterliegen den Beschränkungen von Art. 4 dieser Statuten.
Art. 3b Conditional Capital Increase for Bonds and Similar Debt Instruments

Art. 3b Bedingtes Kapital für Anleihensobligationen oder ähnliche Instrumente

The share capital of the Company shall be increased by a maximum amount of CHF 246,084.96 through the issue of a maximum of 8,202,832 registered shares, payable in full, each with a nominal value of CHF 0.03 through the exercise of conversion and/or option rights granted in connection with bonds or similar instruments, issued or to be issued by the Company or by companies controlled by the Company, including convertible debt instruments.

Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 246'084.96 durch Ausgabe von höchstens 8'202'832 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 0.03 je Aktie erhöht durch die Ausübung von Wandlungs- und/oder Optionsrechte, welche im Zusammenhang mit von der Gesellschaft oder von ihr kontrollierten Gesellschaften emittierten oder noch zu emittierenden Anleihensobligationen oder ähnlichen Instrumenten eingeräumt wurden oder werden, einschliesslich Wandelanleihen.

Shareholders' subscription rights are excluded. Shareholders' advance subscription rights with regard to the new bonds or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds or similar instruments on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue of option rights and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.

Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre in Bezug auf neue Anleihensobligationen oder ähnliche Instrumente kann durch Beschluss des Verwaltungsrates zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen, Beteiligungen, oder von der Gesellschaft geplanten neuen Investitionen, oder für die Ausgabe von Anleihensobligationen oder ähnlichen Instrumenten auf internationalen Kapitalmärkten oder mittels Privatplatzierungen. Falls Vorwegzeichnungsrechte ausgeschlossen werden, müssen (1) die Instrumente zu Marktkonditionen platziert werden, (2) der Ausübungszeitraum darf zehn Jahre seit dem Ausgabedatum der Optionsrechte und 20 Jahre seit dem Ausgabedatum der Wandlungsrechte nicht überschreiten und (3) der Wandlungs- oder Ausübungspreis für die neuen Aktien muss mindestens gemäss den Marktbedingungen am Ausgabedatum der Instrumente festgelegt werden.

Conversion rights and/or option rights may be exercised or waived in writing or in electronic form.

Wandlungs- und/oder Optionsrechte können schriftlich oder in elektronischer Form ausgeübt werden; Gleiches gilt für den Verzicht auf diese Rechte.

The acquisition of registered shares through the exercise of conversion or option rights and any transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.

Der Erwerb von Namenaktien durch Ausübung von Wandel- oder Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 4 der Statuten.
Art. 3c Conditional Share Capital for Employee Benefit Plans

Art. 3c Bedingtes Aktienkapital für Mitarbeiterbeteiligungspläne

The share capital of the Company shall be increased by an amount not exceeding CHF 586,135.50 through the issue of a maximum of 19,537,850 registered shares, payable in full, each with a nominal value of CHF 0.03, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, members of the Board of Directors, or other person providing services to the Company or a subsidiary.

Das Aktienkapital kann durch die Ausgabe von höchstens 19'537'850 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.03 um höchstens CHF 586'135.50 durch Ausübung von Optionsrechten erhöht werden, welche Mitarbeitenden der Gesellschaft oder ihrer Tochtergesellschaften, Personen in vergleichbaren Positionen, Beratern, Verwaltungsratsmitgliedern oder anderen Personen, welche Dienstleistungen zu Gunsten der Gesellschaft erbringen, gewährt wurden.

Shareholders' subscription rights shall be excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares. Conversion rights and/or option rights may be exercised or waived in writing or in electronic form.

Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Diese neuen Namenaktien können zu einem Preis unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat legt die genauen Bedingungen für die Ausgabe, einschliesslich des Ausgabepreises der Aktien fest. Wandlungs- und/oder Optionsrechte können schriftlich oder in elektronischer Form ausgeübt werden; Gleiches gilt für den Verzicht auf diese Rechte.

The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.

Der Erwerb von Namenaktien im Zusammenhang der Mitarbeiterbeteiligung sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 4 der Statuten.
Art. 3d Contribution in Kind

Art. 3d Sacheinlage

The Company takes over at the capital increase as of 1 April 2015 and according to the contribution in kind agreement as of 11 March 2015 from Rodger Novak 1'600, according to the contribution in kind agreement as of 10 March 2015 from Shaun Foy 1'000, according to the contribution in kind agreement as of 10 March 2015 from Andrea Corcoran 100, according to the contribution in kind agreement as of 11 March 2015 from Chad Cowan 200, according to the contribution in kind agreement as of 12 March 2015 from Matthew Porteus 600, according to the contribution in kind agreement as of 12 March 2015 from Daniel G. Anderson, Inc. 600, according to the contribution in kind agreement as of 12 March 2015 from Craig Mello 500, thus, altogether 4'600 shares as well as according to the contribution in kind agreement as of 18 March 2015 from FAY PARTICIPATION CORP. 1'400 entitlements to shares, all with a

Die Gesellschaft übernimmt anlässlich der Kapitalerhöhung vom 1. April 2015 und gemäss Sacheinlagevertrag vom 11. März 2015 von Rodger Novak 1'600, gemäss Sacheinlagevertrag vom 10. März 2015 von Shaun Foy 1'000, gemäss Sacheinlagevertrag vom 10. März 2015 von Andrea Corcoran 100, gemäss Sacheinlagevertrag vom 11. März 2015 von Chad Cowan 200, gemäss Sacheinlagevertrag vom 12. März 2015 von Matthew Porteus 600, gemäss Sacheinlagevertrag vom 12. März 2015 von Daniel G. Anderson, Inc. 600, gemäss Sacheinlagevertrag vom 12. März 2015 von Craig Mello 500, demnach insgesamt 4'600 Aktien, sowie gemäss Sacheinlagevertrag vom 18. März 2015 von FAY PARTICIPATION CORP. 1'400 Anrechte auf Aktien, alle im Nennwert von je GPB 0.001 der Tracr Hematology Limited, in Stevenage (UK), wofür die Sacheinleger insgesamt 590’428 Namenaktien (Stammaktien) der nominal value of GPB 0.001 each of Tracr Hematology Limited, in Stevenage (UK), and the contributors receive 590’428 shares (Common Shares) in the Company with nominal value of CHF 0.10 each as follows:

Gesellschaft im Nennwert von je CHF 0.10 wie folgt erhalten:
Rodger Novak 157'449 Shaun Foy 98'405 Andrea Corcoran 9'840 Chad Cowan 19'681 Matthew Porteus 59'043 Daniel G. Anderson, Inc. 59'043 Craig Mello 49'202 FAY PARTICIPATION CORP. 137'765.

Rodger Novak 157'449 Shaun Foy 98'405 Andrea Corcoran 9'840 Chad Cowan 19'681 Matthew Porteus 59'043 Daniel G. Anderson, Inc. 59'043 Craig Mello 49'202 FAY PARTICIPATION CORP. 137'765.
Art. 4 Share Register

Art. 4 Aktienbuch

The Company shall maintain a share register in which it shall register the name, first name and place of residence (in case of legal persons the place of incorporation) of the owners and usufructuaries of its registered shares. Natural and legal persons as well as legal representatives of minors etc. entitled by law to the voting rights of a share which they do not own will be noted in the share register upon request.

Die Gesellschaft führt ein Aktienbuch, worin die Eigentümer und Nutzniesser von Namenaktien mit Namen, Vornamen und Wohnort (bei juristischen Personen Sitz) eingetragen werden. Natürliche und juristische Personen sowie gesetzliche Vertreter von Minderjährigen usw., welchen kraft Gesetzes Stimmrechte eines Anteils zukommen, den sie nicht besitzen, werden auf Anfrage im Aktienregister angemerkt.

Upon request, acquirers of shares will be registered in the share register as shareholders with voting rights if they expressly certify that they acquired the shares in their own name and for their own account.

Erwerber von Aktien werden auf Gesuch hin als Aktionäre mit Stimmrecht im Aktienregister eingetragen, falls sie ausdrücklich erklären, die Aktien im eigenen Namen und auf eigene Rechnung erworben zu haben.

No person or entity shall be registered with voting rights over its shares (including “Controlled Shares” as defined below) that exceed 5% or more of the registered share capital recorded in the Commercial Register. This restriction of registration also applies to persons who hold some or all of their shares through nominees pursuant to this Article 4 of these Articles of Association. The foregoing is subject to Article 685d para. 3 CO.

Keine natürliche oder juristische Person wird für ihre Aktien (einschliesslich für "Kontrollierte Aktien" wie nachstehend definiert) für mehr als 5% des im Handelsregister eingetragenen Aktienkapitals mit Stimmrecht eingetragen. Diese Eintragungsbeschränkung gilt auch für Personen, die einen Teil oder alle ihre Aktien durch Nominees gemäss Artikel 4 dieser Statuten halten. Die vorstehenden Ausführungen gelten nicht in den in Art. 685d Abs. 3 OR genannten Fällen.

Persons who do not expressly declare in the registration application that they are holding the shares on their own account (thereafter:

Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Aktien für eigene Rechnung zu halten (nachstehend: Nominees)

nominees) shall forthwith be entered on the share register as shareholders with voting rights up to a maximum of 3 percent of the share capital. Beyond that limit, registered shares of nominees shall only be entered as voting if the nominees in question confirm in writing that they are willing to disclose the names, addresses and shareholdings of the persons on whose account they hold 0.5 percent or more of the share capital. The Board of Directors concludes agreements with nominees that among other things govern the representation of shareholders and the voting rights.

werden ohne weiteres bis maximal 3% des jeweils ausstehenden Aktienkapitals mit Stimmrecht im Aktienbuch eingetragen. Über diese Limite hinaus werden Namenaktien von Nominees nur dann mit Stimmrecht eingetragen, wenn der betreffende Nominee schriftlich bereit erklärt, gegebenenfalls die Namen, Adressen und Aktienbestände derjenigen Person offenlegt, für deren Rechnung er 0.5% oder mehr des jeweils ausstehenden Aktienkapitals hält. Der Verwaltungsrat schliesst mit Nominees Vereinbarungen ab, die unter anderem die Vertretung der Aktionäre und der Stimmrechte regeln.

In particular cases the Board of Directors may allow exemptions from the limitation for registration in the share register and the regulation concerning nominees.

Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von der Beschränkung der Eintragung im Aktienregister oder von der Regelung in Bezug auf Nominees gewähren.

After hearing the registered shareholder or nominee, the Board of Directors may remove entries in the share register with retroactive effect as per the date of entry, if such entry was based on false information. The party affected must be informed of such removal immediately.

Nach Anhörung des eingetragenen Aktionärs oder Nominees, kann der Verwaltungsrat die Eintragungen im Aktienregister rückwirkend nach dem Datum der Eintragung entfernen, wenn ein solcher Eintrag aufgrund falscher Angaben erfolgte. Der Betroffene muss über eine solche Entfernung sofort informiert werden.

For the purposes of this Article 4 and Article 16, "Controlled Shares" in reference to any individual or entity means:

Im Rahmen dieses Art. 4 und Art. 16 bedeuten "Kontrollierte Aktien" in Bezug auf jegliche Einzelperson oder juristische Person:
(a) all shares of the Company directly, indirectly or constructively owned by such individual or entity; it being further understood that

(a) alle Aktien der Gesellschaft, die direkt, indirekt oder konstruktiv von einer solchen Einzelperson oder juristischen Person gehalten werden; darüber hinaus gilt, dass

(a) shares owned, directly or indirectly, by or for a partnership, or trust or estate will be considered as being owned proportionately by its partners or beneficiaries to such partners’ or beneficiaries’ economic equivalent in such partnership, trust or estate; and

(i)  Aktien, die direkt oder indirekt durch oder für eine Personengesellschaft oder einen Trust oder eine Vermögensmasse gehalten werden, auf die Partner oder Begünstigten aufgeteilt werden proportional zum wirtschaftlichen Anteil eines solchen Partners oder Begünstigten an einer solchen Personengesellschaft, Trust oder Vermögensmasse; und

(ii) shares owned, directly or indirectly, by or for a corporation will be considered as being owned by such individual to the extent such individual exercises the

(ii) Aktien, die direkt oder indirekt durch oder für eine Gesellschaft gehalten werden, gelten in dem Umfang als im Eigentum einer solchen Einzelperson befindlich, in

power to vote, or to direct the voting, of such shares; and	welchem eine solche Einzelperson ihre Stimmrechte an solchen Aktien ausübt oder die Ausübung beeinflusst; und
(iii) shares subject to options, warrants or other similar rights shall be deemed to be owned; and

(iii) Aktien, die in Abhängigkeit zu Optionen, Bezugsrechten oder anderen ähnlichen Rechten stehen, als Eigentum gelten; und
(b) all shares of the Company directly, indirectly or beneficially owned by such individual or entity; it being further understood that

(b) alle Aktien der Gesellschaft, die direkt, indirekt oder vorteilhaft durch eine solche Einzelperson oder eine juristische Person gehalten werden; darüber hinaus gilt, dass

(I) a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise alone or together with other such persons has or shares:

(i) ein begünstigter Eigentümer eines Wertpapiers jede Person umfasst, die direkt oder indirekt, durch jede Art von Vertrag, Vereinbarung, Einvernehmen, Bindung oder anderweitig allein oder mit anderen Personen gemeinsam hat oder teilt:

(1) voting power which includes the power to vote, or to direct the voting of, such security; and/or

(1) das Stimmrecht, welches das Recht zur Stimmabgabe, oder zur Leitung der Stimme eines solchen Wertpapiers umfasst; und/oder
(2) investment power which includes the power to dispose, or to direct the disposition of, such security.

(2) das Investitionsrecht, welches die Verfügungsmacht oder ein Recht zur Bestimmung über die Verfügung eines solchen Wertpapiers umfasst.

(ii) Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association shall be deemed to be the beneficial owner of such shares.

(ii) Jede Person, die, direkt oder indirekt, einen Trust, Stellvertretung, Vollmacht, Pooling-Vertrag oder jede andere Form von Vertrag, mit dem Zweck oder Ziel schafft oder benutzt, um eine Person von ihren wirtschaftlichen Begünstigungen aus dem Eigentum an den Aktien der Gesellschaft zu entheben oder zur Verhinderung der Ausübung eines solchen begünstigenden Eigentums als Teil eines Plans oder Vorhabens zur Umgehung der Regelungen in diesen Statuten, soll als begünstigter Eigentümer solcher Aktien gesehen werden.

(iii) A person shall be deemed to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of such shares within 60 days, including but not limited to any right

(iii) Eine Person soll als begünstigter Eigentümer von Aktien eingestuft werden, wenn diese Person das Recht hat, ein begünstigendes Eigentum an solchen Aktien innerhalb von 60 Tagen zu acquired: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

erwerben, inklusive, aber nicht beschränkt auf jegliches erworbenes Recht: (A) durch die Ausübung jeglicher Option, jedes Bezugsrechts oder sonstigen Rechts; (B) durch die Umwandlung eines Wertpapiers; (C) aufgrund der Befugnis, einen Trust, ein Vermögensverwaltungskonto oder ähnliche Verhältnisse zu widerrufen oder (D) in Zusammenhang mit der automatischen Auflösung eines Trusts, Vermögensverwaltungskontos oder eines ähnlichen Verhältnisses.

The limit of 5% or more of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased subscription rights arising from either registered or bearer shares. The registered shares exceeding the limit of 5% shall be entered in the share register as shares without voting rights.

Die Grenze von 5% des eingetragenen Aktienkapitals gilt auch für zur Zeichnung von, oder Akquisition von Namenaktien durch Ausübung einer Option oder umwandelbaren Rechte, welche aus Namen- oder Inhaberaktien hervor gehen oder jeder anderen von der Gesellschaft oder Dritten ausgegebenen Sicherheit, sowie durch die Ausübung von erworbenen Bezugsrechten, die entweder aus Namen- oder Inhaberaktien hervorgehen. Die Namenaktien, welche die Grenze von 5% übersteigen, sind im Aktienbuch als Aktien ohne Stimmrecht einzutragen.

Corporate bodies and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked as well as individuals or corporate bodies and partnerships who act in concert to circumvent the regulations concerning the limitation of registration or the nominees (especially as syndicates), shall be treated as one single person or nominee within the meaning of this Article 4 and Article 16.

Juristische Personen und Personengesellschaften oder andere Personenzusammenschlüsse oder Gesamthandverhältnisse, die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind, sowie natürliche oder juristische Personen oder Personengesellschaften, die im Hinblick auf eine Umgehung der Eintragungsbeschränkungen oder der Bestimmungen über die Nominees (insbesondere als Syndikat) koordiniert vorgehen, gelten als eine Einzelperson oder Nominee im Sinne dieses Art. 4 und Art. 16.

Art. 5 Share Certificates and Intermediated Securities

Art. 5 Aktienzertifikate und Bucheffekten

The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Under the conditions set forth by statutory law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders.

Die Gesellschaft kann ihre Namenaktien in Form von Einzelurkunden, Globalurkunden oder Wertrechten ausgeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorhaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln.

The shareholder has no right to demand a conversion of the form of the registered shares. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.

Der Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.

The transfer or grant of intermediated securities based on the Company's shares and the pledging of these intermediated securities shall be based on the provisions of the Swiss Federal Intermediated Securities Act. Intermediated securities and security interest in intermediated securities cannot be transferred or granted, respectively, by way of assignment.

Die Übertragung oder Schaffung von Bucheffekten, denen Aktien der Gesellschaft zugrunde liegen, und die Bestellung von Sicherheiten an diesen Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes. Bucheffekten und Sicherheiten an Bucheffekten können nicht mittels Abtretung übertragen bzw. begründet werden.

Art. 6 Exercise of Shareholders Rights

Art. 6 Ausübung von Aktionärsrechten
The rights pertaining to a share are indivisible and the Company recognizes only one single representative per share.

Die aus einer Aktie fliessenden Rechte sind unteilbar und die Gesellschaft anerkennt nur einen einzigen Vertreter pro Aktie.

The right to vote and the other rights pertaining to a share may only be exercised in accordance with law and the Articles of Association. The right to vote shall be reserved to persons registered with voting rights in the share register in accordance with Article 4 of the Articles of Association.

Das Stimmrecht und die anderen aus einer Aktie fliessenden Rechte dürfen nur von einem Aktionär im Einklang mit Gesetz und Statuten ausgeübt werden. Das Stimmrecht darf nur von Personen ausgeübt werden, die gemäss Artikel 4 der Statuten im Aktienbuch mit Stimmrecht eingetragen sind.

III. Corporate structure

III. Organisation der Gesellschaft

Art. 7 Corporate Bodies

Art. 7 Gliederung
The corporate bodies are: A. the General Meeting; B. the Board of Directors; C. the Auditors.

Gesellschaftsorgane: A. Generalversammlung; B. Verwaltungsrat; C. Revisionsstelle.

IV. THe General Meeting

IV. Generalversammlung

Art. 8 Powers

Art. 8 Befugnisse
The General Meeting is the supreme body of the Company. It has the following non-delegable powers:

Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende unübertragbare Befugnisse zu:
a) to adopt and amend the Articles of association;

a) Festsetzung und Änderung der Statuten;
b) to elect and remove the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Proxy;

b) Wahl und Abberufung der Mitglieder des Verwaltungsrats, des Präsidenten des Verwaltungsrats, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;
c)
to approve the management report, the annual accounts, and the report on non-financial matters (if any) and to determine the allocation of profits, in particular with regard to dividends (including any repayment of statutory capital reserves as well as the approval of interim dividends and the required interim accounts);

c)
Genehmigung des Lageberichts, der Jahresrechnung und des Berichts über nichtfinanzielle Belange (sofern vorhanden) sowie Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende (einschliesslich einer allfälligen Rückzahlung von gesetzlichen Kapitalreserven sowie die Festsetzung von Zwischendividenden und die Genehmigung des dafür erforderlichen Zwischenabschlusses);

d) to discharge from liability of the members of the Board of Directors and of the Executive Committee;

d) Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung;
e) to approve the total compensation paid to the Board of Directors and the Executive Committee as per Art. 32 and Art. 33 below;

e) Genehmigung der Gesamtvergütungen des Verwaltungsrats und der Geschäftsleitung nach Massgabe von Art. 32 und Art. 33 hiernach;
f) to delist the Company’s equity securities;

f) die Dekotierung der Beteiligungspapiere der Gesellschaft;
g) to pass resolutions concerning all matters which are reserved to the authority of the General Meeting by law or by the Articles of association.

g) Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.

Art. 9 Ordinary General Meeting

Art. 9 Ordentliche Generalversammlung
The Ordinary General Meeting shall be held annually within six months after the end of the business year.

Die ordentliche Generalversammlung findet jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt.
Art. 10 Extraordinary General Meeting

Art. 10 Ausserordentliche Generalversammlung

Extraordinary General Meetings may be called by resolution of the General Meeting, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 5% of the share capital or the voting rights and who submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be included in a proxy statement pursuant to the rules of the country where the Company's shares are primarily listed.

Ausserordentliche Generalversammlungen können einberufen werden durch Beschluss der ordentlichen Generalversammlung, durch die Revisionsstelle oder den Verwaltungsrat oder durch stimmberechtigte Aktionäre, sofern sie mindestens 5% des Aktienkapitals oder der Stimmen erreichen und die Folgendes einreichen: (a)(1) einen unterschriebenen Antrag dieser Aktionäre, welcher die Traktanden angibt, die auf die Traktandenliste gesetzt werden, (2) die entsprechenden Anträge der Aktionäre und (3) den Nachweis der erforderlichen Beteiligung dieser Aktionäre aufgrund des Aktienregisters und (b) alle anderen Informationen, die für eine Vollmacht nach den Regeln des Landes, in welchem die Aktien des Unternehmens hauptsächlich eingetragen sind, erforderlich wären.

Art. 11 Notice and Agenda of Shareholders' Meetings

Art. 11 Mitteilung und Traktanden der Generalversammlung

Notice of a General Meeting shall be given by the Board of Directors or, if necessary, by the Auditor, not later than twenty calendar days prior to the date of the General Meeting. Notice of the General Meeting shall be given by way of a one-time announcement in the Swiss Official Gazette of Commerce. Shareholders recorded in the Company’s share register may in addition be informed of the General Meeting by ordinary mail or e-mail.

Die Mitteilung einer Generalversammlung erfolgt durch den Verwaltungsrat oder gegebenenfalls durch die Revisionsstelle, spätestens zwanzig Kalendertage vor dem Datum der Generalversammlung. Die Mitteilung der Generalversammlung erfolgt durch eine einmalige Bekanntmachung im Schweizerischen Handelsamtsblatt. Im Aktienbuch eingetragene Aktionäre können zusätzlich per Post oder E-Mail über die Generalversammlung informiert werden.

The content of the invitation to the General Meeting shall be in accordance with the law.

Der Inhalt der Einladung zur Generalversammlung richtet sich nach dem Gesetz.

The Board of Directors shall determine the time and venue of the General Meeting, which may be in Switzerland or abroad, and state the matters on the agenda. The Board of Directors may provide that shareholders who are not present at the venue of the Shareholders’ Meeting may exercise

Der Verwaltungsrat bestimmt Zeit und Ort, der sich in der Schweiz oder im Ausland befinden kann, der Generalversammlung und setzt die Verhandlungsgegenstände fest. Der Verwaltungsrat kann vorsehen, dass Aktionäre, die nicht am Ort der Generalversammlung anwesend

their rights by electronic means. The Board of Directors may also determine that the Shareholders’ Meeting be held virtually without a venue.	sind, ihre Rechte auf elektronischem Weg ausüben können. Der Verwaltungsrat kann auch vorsehen, dass die Generalversammlung mit elektronischen Mitteln ohne Tagungsort durchgeführt wird.

Shareholders who represent an aggregate of at least 0.5 percent of the share capital or voting rights may demand that an item be placed on the agenda of a General Meeting. A request for inclusion of an item on the agenda must be requested in writing delivered to or mailed and received at the registered office of the Company at least 120 calendar days before the first anniversary of the date that the Company's proxy statement was released to shareholders in connection with the previous year's ordinary General Meeting of Shareholders. However, if no ordinary General Meeting of Shareholders was held in the previous year or if the date of the ordinary General Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, request for inclusion of an item on the agenda must be requested not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual General Meeting or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual General Meeting. To be timely for an extraordinary General Meeting, a shareholder's notice to the Secretary must be delivered to or mailed and received at the registered office of the Company not fewer than the later of (i) 120 calendar days before the date of the extraordinary General Meeting of Shareholders or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated extraordinary General Meeting of Shareholders.

Aktionäre, die insgesamt mindestens 0.5 Prozent des Aktienkapitals oder der Stimmen vertreten, können verlangen, dass ein Traktandum auf die Traktandenliste der Generalversammlung aufgenommen wird. Das Aufnahmegesuch für ein Traktandum auf der Traktandenliste muss schriftlich eingereicht oder per E-Mail gesendet und am Sitz der Gesellschaft empfangen werden. Dies hat mindestens 120 Kalendertage vor dem ersten Jahrestag der Veröffentlichung der Stimmrechtsinformationen an die Aktionäre der Gesellschaft in Verbindung mit der Generalversammlung des vergangenen Jahres zu erfolgen. Für den Fall, dass im vorangegangenen Jahr keine ordentliche Generalversammlung stattgefunden hat oder das Datum der ordentlichen Generalversammlung um mehr als 30 Kalendertage vom zum Zeitpunkt der letztjährigen Stimmrechtsvollmacht definierten Datum verschoben wurde, hat das Aufnahmebegehren spätestens (i) 150 Kalendertage vor dem angedachten Termin für die jährliche Generalversammlung oder (ii) am Tag, der zehn Kalendertage nach der ersten öffentlichen Bekanntmachung oder anderweitigen Benachrichtigung der Aktionäre über den angedachten Termin für die jährliche Generalversammlung liegt, zu erfolgen. Um ein Aufnahmegesuch im Rahmen einer ausserordentlichen Generalversammlung rechtzeitig zu stellen, muss der Aktionär den Sekretär der Gesellschaft spätestens (i) 120 Kalendertage vor dem Termin der ausserordentlichen Generalversammlung oder (ii) am Tag, der zehn Kalendertage nach der ersten öffentlichen Bekanntmachung oder anderweitigen Benachrichtigung der Aktionäre über den angedachten Termin für die ausserordentliche Generalversammlung liegt, per eingegangener schriftlicher Nachricht oder Email am Firmensitz informieren.

Each request for inclusion of an item on the agenda must include (i) a brief description of the business desired to be brought before the meeting

Jeder Antrag auf Aufnahme eines Traktandums hat zu enthalten: (i) eine kurze Zusammenfassung des Geschäfts, welches der Generalversammlung and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's register of shareholders, of the shareholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by such shareholder; (iv) the dates upon which the shareholder acquired such shares; (v) documentary support for any claim of beneficial ownership; (vi) any material interest of such shareholder in such business; and (vii) a statement in support of the matter and, for proposals sought to be included in the Company's proxy statement, any other information required by Securities and Exchange Commission Rule "14a-8".

vorgelegt werden soll, sowie eine Begründung, weshalb an der Versammlung darüber entschieden werden soll; (ii) den Namen und die Adresse des Gesuchstellenden Aktionärs, wie sie im Aktienbuch der Gesellschaft eingetragen sind; (iii) die Anzahl Aktien der Gesellschaft, die in der wirtschaftlichen Berechtigung des Aktionärs stehen; (iv) die Daten, an denen der Aktionär seine Aktien erworben hat; (v) erforderliche Nachweise bei allfälligen Ansprüchen von wirtschaftlicher Berechtigung; (vi) jegliches materielle Interesse des Aktionärs im Zusammenhang mit diesem Geschäft; und (vii) eine Stellungnahme zum fraglichen Punkt und, für Anträge, welche der Aktionärsinformation durch die Gesellschaft beigefügt werden sollen, jede andere Information, welche die Securities and Exchange Commission Rule "14a-8" verlangt.

In addition, if the shareholder intends to solicit proxies from the shareholders of the Company, such shareholder shall notify the Company of this intent in accordance with Securities and Exchange Commission Rule "14a-4" and/or Rule "14a-8".

Für den Fall, dass ein Aktionär gedenkt, die Stimmrechtsvertretung von anderen Aktionären der Gesellschaft zu erlangen, hat dieser Aktionär die Gesellschaft über diese Absicht gemäss der Securities and Exchange Commission Rule "14a-4" und/oder Rule "14a-8" zu informieren.

No resolution may be passed at a General Meeting concerning an item in relation to which due notice was not given. Proposals made during a General Meeting to (i) convene a extraordinary General Meeting or (ii) initiate a special investigation in accordance with article 697a of the Swiss Code of Obligations are not subject to the due notice requirement set forth herein.

An der Generalversammlung darf kein Beschluss über ein Traktandum getroffen werden, über den nicht mit entsprechender Vorlaufzeit informiert worden ist. Anträge, die während der Generalversammlung gestellt werden, führen zu (i) einer ausserordentlichen Generalversammlung oder (ii) einer speziellen Untersuchung gemäss Art. 697a OR und unterliegen nicht der hierin geforderten Voraussetzung der rechtzeitigen Information.

No advance notice is required to propose motions on duly notified agenda items and to debate items without passing resolutions.

Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorherigen Ankündigung.
Art. 12

Art. 12
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Art. 13

Art. 13
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Art. 14 Chairman, Minute-Taker, Scrutineers

Art. 14 Vorsitz, Protokollführer, Stimmenzähler

The Chairman of the Board of Directors shall preside over the General Meeting. In his absence, a member of the Board of Directors or another Chairman of the Meeting designated by the General Meeting shall preside.

Den Vorsitz der Generalversammlung führt der Präsident, bei dessen Verhinderung ein anderes Mitglied des Verwaltungsrates oder ein anderer von der Generalversammlung gewählter Tagespräsident.
The Chairman of the Meeting shall designate a minute-taker and the scrutineers who need not be shareholders.

Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre zu sein brauchen.
Art. 15 Minutes

Art. 15 Protokoll

The Board of Directors is responsible for the keeping of the minutes of the Meeting to be prepared and made available to the Shareholders in accordance with law. The minutes shall be signed by the Chairman and the minute-taker.

Der Verwaltungsrat sorgt im Einklang mit dem Gesetz für die Führung und die Zugänglichmachung des Protokolls über die Generalversammlung. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.

Art. 16 Right to Vote

Art. 16 Stimmrecht

Each share entitles to one vote. When exercising voting rights, no person or entity can accumulate voting rights over its shares (including over Controlled Shares as defined in Article 4) of more than 15% of the registered share capital recorded in the Commercial Register. This restriction on exercise of voting rights does not apply to the exercise of voting rights by the Independent Proxy.

Jede Aktie berechtigt zu einer Stimme. Bei der Ausübung des Stimmrechts kann keine natürliche oder juristische Person für ihre Aktien (einschliesslich für die Kontrollierten Aktien wie in Art. 4 definiert) mehr als 15% des im Handelsregister eingetragenen Aktienkapitals auf sich vereinigen. Die vorstehende Beschränkung der Ausübung von Stimmrechten gilt nicht für die Ausübung von Stimmrechten durch den unabhängigen Stimmrechtsvertreter.

Each shareholder may be represented at a General Meeting by any person who is so authorized by a written proxy or a legal representative. A proxy need not be a shareholder.

Jeder Aktionär kann sich in der Generalversammlung aufgrund einer schriftlichen Vollmacht durch eine andere Person oder einen gesetzlichen Vertreter vertreten lassen, die bzw. der nicht Aktionär zu sein braucht.

Each shareholder may be represented by the Independent Proxy. The requirements regarding proxies and instructions are determined by the Board of Directors in accordance with law.

Jeder Aktionär kann sich vom unabhängigen Stimmrechtsvertreter vertreten lassen. Die Anforderungen an Vollmachten und Weisungen werden vom Verwaltungsrat im Einklang mit dem Gesetz festgelegt.
Art. 17 Resolutions and Elections

Art. 17 Beschlussfassung und Wahlen
All voting and elections are hold openly or electronically. A written voting or election shall be

Die Abstimmungen und Wahlen erfolgen offen oder elektronisch. Eine schriftliche Abstimmung oder Wahl wird durchgeführt, wenn dies vom

held if instructed so by the Chairman or if decided by the General Meeting.	Vorsitzenden angeordnet oder von der Generalversammlung beschlossen wird.

The General Meeting shall pass its resolutions and carry out its elections with the simple majority of the votes cast regardless of abstentions and empty or invalid votes, unless law or articles of association state otherwise. In the event of tie votes, the request shall be refused. The Chairman shall not have a casting vote.

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der einfachen Mehrheit der abgegebenen Aktienstimmen ohne Berücksichtigung von Stimmenthaltungen oder leer eingelegten oder ungültigen Stimmen. Bei Stimmengleichheit gilt ein Antrag als abgelehnt. Dem Vorsitzenden steht kein Stichentscheid zu.

A resolution of the General Meeting passed by at least two thirds of the represented share votes and the majority of the represented shares par value is required for:

Ein Beschluss der Generalversammlung, durch mindestens zwei Drittel der vertretenen Aktienstimmen und die Mehrheit der vertretenen Aktiennennwerte, ist erforderlich für:
a) The cases listed in art. 704 para. 1 CO, i.e.:

a) die Fälle gemäss Art. 704 Abs. 1 OR, d.h.:
(i) the change of the company purpose;

(i) die Änderung des Gesellschaftszweckes;
(ii) the creation of shares with privileged voting rights;

(ii) die Einführung von Stimmrechtsaktien;
(iii) the restriction of the transferability of registered shares;

(iii) die Beschränkung der Übertragbarkeit von Namenaktien;
(iv) introducing a conditional capital or a capital band;

(iv) die Einführung eines bedingten Kapitals oder eines Kapitalbands;
(v) an increase of capital out of equity, against contribution in kind, or by offsetting against a receivable and the granting of special benefits;

(v) die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;
(vi) the limitation or withdrawal of subscription rights;

(vi) die Einschränkung oder Aufhebung des Bezugsrechtes;
(vii) the change of the currency of the share capital;

(vii) den Wechsel der Währung des Aktienkapitals;
(viii) the liquidation of the Company;

(viii) die Auflösung der Gesellschaft;
(ix) the consolidation of shares;

(ix) die Zusammenlegung von Aktien;
(x) converting participation certificates into registered shares;

(x) die Umwandlung von Partizipationsscheinen in Aktien;

(xi) the introduction of a casting vote of the Chairman in the General Meeting;

(xi) die Einführung des Stichentscheids des Vorsitzenden in der Generalversammlung;
(xii) the introduction of the possibility to hold the General Meeting abroad;

(xii) die Einführung einer Statutenbestimmung zur Durchführung der Generalversammlung im Ausland;
(xiii) the delisting the Company’s equity securities;

(xiii) die Dekotierung der Beteiligungspapiere der Gesellschaft;
(xiv) the relocation of the registered office of the Company;

(xiv) die Verlegung des Sitzes der Gesellschaft;
(xv) the introduction of an arbitration clause in the Articles of Association

(xv) die Einführung einer statutarischen Schiedsklausel
b) the merger, de-merger or conversion of the Company (subject to mandatory law);

b) die Fusion, Spaltung oder Umwandlung der Gesellschaft (vorbehalten zwingender gesetzlicher Bestimmungen);
c) the alleviating or withdrawal of restrictions upon the transfer of registered shares;

c) die Erleichterung oder den Entzug der Beschränkungen betreffend die Übertragung von Namenaktien;
d) the removal of a serving member of the Board of Directors;

d) die Abwahl von amtierenden Mitgliedern des Verwaltungsrats;
e) an increase in the maximum number of members of the Board of Directors;

e) die Erhöhung der Maximalzahl der Mitglieder des Verwaltungsrats;
f) the conversion of registered shares into bearer shares; and

f) die Umwandlung von Namenaktien in Inhaberaktien; und
g) the amendment or elimination of the provisions of Article 4, 16, 17 and 29 of the Articles of Association.

g) die Änderung oder Aufhebung der Bestimmungen der Artikel 4, 16, 17 und 29 der Statuten.
Art. 18 Votes on Compensation

Art. 18 Abstimmung über Vergütungen
The General Meeting approves annually and separately the total maximum aggregate amounts proposed by the Board of Directors for:

Die Generalversammlung genehmigt jährlich separat und auf Antrag des Verwaltungsrats die maximalen Gesamtbeträge betreffend:
a) the non-performance-related compensation of the Board of Directors for the period until the next General Meeting;

a) die nicht-erfolgsabhängige Vergütung des Verwaltungsrates für die Zeitperiode bis zur nächsten Generalversammlung;
b) the non-performance-related compensation of the Executive Committee for the 12-month period starting on 1 July following the General

b) die nicht-erfolgsabhängige Vergütung der Geschäftsleitung für die Zeitperiode von 12 Monaten, welche an dem der

Meeting;	Generalversammlung folgenden 1. Juli beginnt;
c) the variable compensation for the Executive Committee for the current business year; and

c) die variable Vergütung der Geschäftsleitung für das laufende Geschäftsjahr; und
d) the grant of shares, options or similar financial instruments and/or units in the Company to the Board of Directors and the Executive Committee.

d) die Gewährung von Aktien, Optionen oder ähnlichen Finanzinstrumenten und/oder Anteilen der Gesellschaft an den Verwaltungsrat oder die Geschäftsleitung.

The Board of Directors may submit to the General Meeting requests for approval with regard to maximum amounts or individual compensation elements for other periods or with regard to additional amounts for special compensation elements as well as additional conditional requests.

Der Verwaltungsrat kann der Generalversammlung Anträge in Bezug auf die maximalen Gesamtbeträge oder einzelne Vergütungselemente für andere Zeitperioden oder in Bezug auf Zusatzbeträge für besondere Vergütungselemente sowie zusätzliche bedingte Anträge zur Genehmigung vorlegen.

The respective total compensation amounts include all social security and occupational pension contributions for the benefit of the members of the Board of Directors, the Executive Committee and the Company.

Die entsprechenden Gesamtvergütungen umfassen sämtliche Beiträge zugunsten des Verwaltungsrats und der Geschäftsleitung an die Sozialversicherung und die Berufliche Vorsorge.

If the variable compensation for the Executive Committee is submitted for approval for the current business year, the compensation report for that financial year shall be submitted to the General Meeting for advisory vote.

Wird die variable Vergütung der Geschäftsleitung für das laufende Geschäftsjahr zur Genehmigung vorgelegt, so ist der Vergütungsbericht für dieses Geschäftsjahr der Generalversammlung zur Konsultativabstimmung vorzulegen.

The Company or companies under its control may pay out compensation prior to approval by the General Meeting subject to subsequent approval by the General Meeting.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor Genehmigung durch die Generalversammlung ausrichten, unter dem Vorbehalt der nachträglichen Genehmigung durch die Generalversammlung.

If the General Meeting refuses to approve a respective motion by the Board of Directors, the Board of Directors may either submit a new motion at the same meeting or determine a maximum total compensation or several maximum partial compensation, subject to the relevant principles of the compensation, or submit a new motion to the next General Meeting for approval.

Lehnt die Generalversammlung einen entsprechenden Antrag des Verwaltungsrats ab, kann der Verwaltungsrat entweder an der gleichen Versammlung einen neuen Antrag stellen, eine ausserordentliche Generalversammlung einberufen oder einen maximalen Gesamtbetrag oder mehrere maximale Teilbeträge unter Berücksichtigung der relevanten Grundsätze festsetzen und der nächsten Generalversammlung zur Genehmigung vorlegen.

Art. 19 Independent Proxy

Art. 19 Unabhängiger Stimmrechtsvertreter
The Independent Proxy shall be elected by the Ordinary General Meeting for a term of one year

Der Unabhängige Stimmrechtsvertreter wird von der ordentlichen Generalversammlung für eine until the end of the next Ordinary General Meeting. Re-election is permitted. The Independent Proxy informs the Company about number, type, par value and category of the represented shares. The Chairman of the Board discloses the information to the General Meeting. The other duties of the Independent Proxy are determined by the applicable statutory provisions.

Amtsdauer von einem Jahr bis zum Ende der nächsten ordentlichen Generalversammlung gewählt. Wiederwahl ist möglich. Der Unabhängige Stimmrechtsvertreter informiert die Gesellschaft über Anzahl, Art, Nennwert und Kategorie der vertretenen Aktien. Der Präsident des Verwaltungsrats gibt diese Informationen der Generalversammlung bekannt. Die Pflichten des Unabhängigen Stimmrechtsvertreters ergeben sich aus den anwendbaren gesetzlichen Bestimmungen.

V. Board of directors

V. Verwaltungsrat

Art. 20 Number of Members, Term of Office

Art. 20 Anzahl der Mitglieder, Amtsdauer

The Board of Directors shall consist of at least 3 and not more than 11 members. The chairman and the members of the Board of Directors are individually elected by the General Meeting for a term of one year until the end of the next Ordinary General Meeting, provided that he/she does not resign or is not replaced during his/her term.

Der Verwaltungsrat besteht aus mindestens 3 und höchstens 11 Mitgliedern. Der Präsident sowie die Mitglieder des Verwaltungsrates werden jeweils für die Dauer von einem Jahr bis zum Ende der nächsten ordentlichen Generalversammlung einzeln gewählt. Vorbehalten bleiben vorheriger Rücktritt oder Abberufung.

The members of the Board of Directors may be re-elected without limitation. The maximum age limit of members of the Board of Directors shall be 75 years. When a member of the Board of Directors reaches this age limit during his/her term of office, such term shall automatically extend to the next Ordinary General Meeting. The General Meeting may resolve to grant an exception to the age limit.

Die Mitglieder des Verwaltungsrates sind jederzeit wieder wählbar. Die oberste Altersgrenze von Mitgliedern des Verwaltungsrats beträgt 75 Jahre. Wenn ein Mitglied des Verwaltungsrats diese Altersgrenze während seiner Amtszeit erreicht, wird diese automatisch zur nächsten ordentlichen Generalversammlung verlängert. Die Generalversammlung kann eine Ausnahme von der Altersgrenze beschliessen.

Art. 21 Constitution

Art. 21 Konstituierung
Subject to the powers of the General Meeting, the Board of Directors determines its own organization. It may appoint a Secretary who needs not be a member of the Board of Directors.

Der Verwaltungsrat konstituiert sich vorbehältlich der Befugnisse der Generalversammlung selbst. Er kann einen Sekretär bezeichnen, der nicht Mitglied des Verwaltungsrates sein muss.
Art. 22 Function, Organization

Art. 22 Funktion, Organisation

It is the Board of Director's duty to lead the Company and to supervise the management. The Board of Director represents the Company and may take decisions to all affairs which are not assigned to any other body of the Company by law, the Articles of association or Regulations.

Dem Verwaltungsrat obliegt die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.

The Board of Directors shall adopt the organizational regulations and the corresponding contractual relationships.

Der Verwaltungsrat erlässt das Organisationsreglement und ordnet die entsprechenden Vertragsverhältnisse.
Art. 23 Powers

Art. 23 Aufgaben
The Board of Directors has the following non-delegable and inalienable duties:

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:
a) the overall management of the Company and the issuing of all necessary directives;

a) Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;
b) the determination of the Company's organization by means of organizational regulations;

b) Festlegung der Organisation der Gesellschaft mittels eines Organisationsreglements;
c) the organisation of the accounting, financial control and financial planning systems as required for management of the Company;

c) Organisation des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung zur Führung der Gesellschaft;
d) the appointment and dismissal of the persons entrusted with the management and representation of the Company and grant of signatures;

d) Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung;
e) the overall supervision of the persons entrusted with managing the Company, in particular with regard to compliance with the law, the Articles of Association, operational regulations and directives;

e) Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;
f) the compilation of the annual report, the compensation report, the report on non-financial matters (if any) and other reports that are subject to mandatory approval by the Board of Directors;

f)
Erstellung des Geschäftsberichtes, des Vergütungsberichts und des Berichts über nichtfinanzielle Belange (sofern vorhanden) sowie andere Berichte, die durch den Verwaltungsrat genehmigt werden müssen;

g) the preparation of the Shareholders’ Meeting and the implementing of its resolutions;

g) die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;
h) filing of a motion for debt-restructuring moratorium and the notification of the court in the case of over-indebtedness; and

h) die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung; und
i) other powers and duties reserved for the Board of Directors by law or the Articles of Association.

i) sonstige Befugnisse und Aufgaben, die dem Verwaltungsrat durch Gesetz oder Statuten vorbehalten sind.
The Board of Directors may assign responsibility for preparing and implementing its resolutions or monitoring transactions to committees or

Der Verwaltungsrat kann die Vorbereitung und die Ausführung seiner Beschlüsse oder die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen. Er hat für eine

individual members. It must ensure appropriate reporting to its members.	angemessene Berichterstattung an seine Mitglieder zu sorgen.
Art. 24 Representation of the Company

Art. 24 Vertretung der Gesellschaft
The Board of Directors shall assign the persons with signatory power for the Company and the kind of signatory power.

Der Verwaltungsrat bestimmt die für die Gesellschaft zeichnungsberechtigten Personen und die Art ihrer Zeichnung.
Art. 25 Delegation

Art. 25 Delegation

Subject to Article 23 of the Articles of Association, the Board of Directors is authorized to delegate, in part or entirely, the management and the representation of the Company, within the limits of the law, to one or more individual directors (Delegates) or to third parties pursuant to organizational regulations.

Der Verwaltungsrat kann vorbehaltlich Art. 23 der Statuten die Geschäftsführung und alle Aufgaben und Befugnisse, die ihm nicht durch das Gesetz oder die Statuten zwingend zugewiesen sind, nach Massgabe des Organisationsreglements ganz oder zum Teil an einzelne oder mehrere Mitglieder oder Dritte übertragen.

Art. 26 Meetings, Resolutions and Minutes

Art. 26 Sitzungen, Beschlussfassung und Protokoll

The organization of the meetings, the presence quorum and the passing of resolutions, of the Board of Directors is determined by the organizational regulations. No presence quorum is required for the approval of the capital increase.

Sitzungsordnung, Beschlussfähigkeit und Beschlussfassung des Verwaltungsrats richten sich nach dem Organisationsreglement. Für den Feststellungsbeschluss einer Kapitalerhöhung ist kein Präsenzquorum erforderlich.

Resolutions may be passed by electronic means (including telephone or videoconference) with or without venue applying Article 701c–701f CO mutatis mutandis. Resolutions may also be passed by way of circulation, provided that no member requests oral deliberation.

Elektronische Beschlussfassung (einschliesslich via Telefon- oder Videokonferenz) mit und ohne Tagungsort ist gemäss Art. 701c‒701f OR analog zulässig. Beschlüsse können auch auf dem Zirkularweg gefasst werden, sofern nicht ein Mitglied die Durchführung einer Sitzung verlangt.

Minutes are kept of the Board's discussions and resolutions and signed by the chairman and the minute-taker.

Über Verhandlungen und Beschlüsse des Verwaltungsrats wird ein Protokoll erstellt, welches vom Vorsitzenden und vom Sekretär des Verwaltungsrates zu unterzeichnen ist.
Art. 27 Disclosure and Right of Inspection

Art. 27 Recht auf Auskunft und Einsicht
Any member of the Board of Directors may request information on any company business.

Jedes Mitglied des Verwaltungsrates kann Auskunft über alle Angelegenheiten der Gesellschaft verlangen.

Outside meetings, any member may request information from the persons entrusted with managing the company's business concerning the Company's business performance and, with the Chairman's authorization, specific transactions.

Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschäftsführung betrauten Personen Auskunft über den Geschäftsgang und, mit Ermächtigung des Präsidenten, auch über einzelne Geschäfte verlangen.

Where required for the performance of his duties, any member may request the Chairman to have books of account and documents made available to him for inspection.

Soweit es für die Erfüllung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Präsidenten beantragen, dass ihm Bücher und Akten vorgelegt werden.
If the Chairman refuses a request for information, a request to be heard or an application to inspect documents, the Board of Directors rules on the matter.

Weist der Präsident ein Gesuch auf Auskunft, Anhörung oder Einsicht ab, so entscheidet der Verwaltungsrat.
Art. 28 Compensation Committee

Art. 28 Vergütungsausschuss

The Compensation Committee shall comprise at least 2 members. The members of the Compensation Committee shall be individually elected by the Ordinary General Meeting from among the members of the Board of Directors for a term of office until the next Ordinary General Meeting. Re-election is permitted. The Compensation Committee has the following duties:

Der Vergütungsausschuss umfasst mindestens 2 Mitglieder. Die Mitglieder des Vergütungsausschusses werden jährlich von der ordentlichen Generalversammlung aus den Mitgliedern des Verwaltungsrats für die Amtsdauer bis zur nächsten ordentlichen Generalversammlung einzeln gewählt. Wiederwahl ist zulässig. Der Vergütungsausschuss hat folgende Aufgaben:

a) to draw up principles for compensation of members of the Board of Directors and the Executive Committee and to submit them to the Board of Directors for approval;

a) Ausarbeiten der Grundsätze betreffend Vergütung an den Verwaltungsrat und an die Geschäftsleitung und Vorlegen derselben zur Genehmigung durch den Verwaltungsrat;
b) to propose to the Board of Directors the resolution to be submitted to the Ordinary General Meeting for the maximum total compensation of the Board of Directors and Executive Committee;

b) Antragstellung an den Verwaltungsrat zur Unterbreitung an die Generalversammlung betreffend Gesamtvergütung des Verwaltungsrats und der Geschäftsleitung;
c)
subject to and within the bounds of the maximum compensation approved by the Ordinary General Meeting, to request approval by the Board of Directors of the individual compensation packages to be paid to members of the Board of Directors and members of the Executive Committee;

c)
Antragstellung an den Verwaltungsrat betreffend individuelle Vergütung der Verwaltungsratsmitglieder und der Mitglieder der Geschäftsleitung unter Vorbehalt und im Rahmen der Höhe der Gesamtvergütung;

d) to request approval by the Board of Directors regarding the determination of the compensation-related targets for the Executive Committee;

d) Antragstellung an den Verwaltungsrat hinsichtlich der für die Geschäftsleitung vergütungsrelevanten Ziele;
e) to request approval by the Board of Directors regarding the adjustments to the Articles of Association relating to compensation; and

e) Antragstellung an den Verwaltungsrat betreffend Anpassung der Statuten hinsichtlich des Vergütungssystems; und
f) to prepare the Compensation Report and

f) Entwurf des Vergütungsberichts und

submit it to the Board of Directors	Unterbreitung des Vergütungsberichts an den Verwaltungsrat.
The Board of Directors shall set out any further duties and responsibilities vested on the Compensation Committee in the Company's organizational regulations.

Der Verwaltungsrat kann weitere Aufgaben und Zuständigkeiten des Vergütungsausschusses im Organisationsreglement vorsehen.
Art. 29 Indemnification

Art. 29 Schadloshaltung

As far as is permissible under applicable law, the Company shall indemnify any current or former member of the Board of Directors, former members of the Executive Committee, or any person who is serving or has served at the request of the Company as a member of the Board of Directors or member of the Executive Committee (each individually, a "Covered Person"), against any expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed actions, suits or proceedings, whether civil, criminal or administrative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (a "Proceeding"). This provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person's duty to the Company, or (b) such Covered Party's conscious, intentional or willful or grossly negligent breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.

Soweit gemäss anwendbarem Recht zulässig, wird die Gesellschaft jegliche aktuellen oder ehemaligen Verwaltungsratsmitglieder, ehemalige Geschäftsleitungsmitglieder, oder jede Person, die auf Ersuchen der Gesellschaft Verwaltungsratsmitglied oder Geschäftsleitungsmitglied ist oder war (jede einzeln eine "versicherte Person"), gegen alle Kosten, einschliesslich Anwaltsgebühren, Urteile, Bussen und Ausgleichszahlungen, die tatsächlich und angemessenerweise durch diese Person zu tragen waren, entschädigen, die im Zusammenhang mit angedrohten, anhängig gemachten oder abgeschlossenen Klagen, Prozesse oder Verfahren, seien diese zivil-, straf- oder administrativrechtlicher Art, bei welchen die versicherte Person Partei war, ist oder es zu werden droht oder sonst wie beteiligt ist (ein "Verfahren"), entstanden sind. Diese Bestimmung hält die versicherte Person nicht schadlos gegen jegliche Haftung, die aufgrund (a) von Betrug oder Unehrlichkeit im Rahmen der Leistung der versicherten Person bei der Erfüllung einer Pflicht gegenüber der Gesellschaft, oder (b) eines bewussten, absichtlichen oder vorsätzlichen oder grob fahrlässigen Verstosses gegen die Verpflichtung der versicherten Person, ehrlich und in gutem Glauben im Hinblick auf die besten Interessen der Gesellschaft zu handeln, entstanden ist. Ungeachtet des vorstehenden Satzes, ist dieser Absatz nicht anwendbar für Revisoren oder Sonderrevisoren der Gesellschaft.

In the case of any Proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which a Covered Person shall have been adjudged to be

Im Falle eines Verfahrens, durch die oder im Namen der Gesellschaft, wird die Gesellschaft jeder versicherten Personen Aufwendungen, einschliesslich Anwaltskosten, die tatsächlich und angemessenerweise im Zusammenhang mit der Verteidigung oder Beilegung desselben entstanden sind, mit der Ausnahme, dass keine Entschädigung gewährt werden soll in Bezug auf eine Forderung, liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or willful or grossly negligent breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that a court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.

ein Problem oder eine Angelegenheit, bei welcher sich eine versicherte Person die Haftung aufgrund von Betrug oder Unehrlichkeit im Rahmen der Leistung der versicherten Person bei der Erfüllung einer Pflicht gegenüber der Gesellschaft, oder für die bewusste, absichtliche oder vorsätzliche oder grob zu sein fahrlässige Verletzung seiner Pflichten, ehrlich und in gutem Glauben im Hinblick auf die im besten Interesse der Gesellschaft zu handeln, anrechnen lassen muss, es sei denn, und nur in dem Masse, als ein Gericht, bei dem eine solche Klage oder Maßnahme anhängig gemacht wurde, auf Antrag feststellt, dass trotz der Zurechnung der Haftung, aber in Anbetracht aller Umstände des Einzelfalls, die versicherte Person gerechter- und vernünftigerweise Anspruch auf Schadloshaltung hat, in einem Masse, als es das Gericht für angemessen hält. Ungeachtet des vorstehenden Satzes ist dieser Absatz nicht anwendbar für Revisoren oder Sonderrevisoren der Gesellschaft.

Any indemnification under this Article 29 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable Standard of conduct set forth in this Article 29. Such determination shall be made, with respect to a Covered Person (a) by a majority vote of the members of the Board of Directors who are not parties to such proceeding, even though less than a quorum; (b) by a committee of such members of the Board of Directors designated by a majority vote of such the Board of Directors, even though less than a quorum; (c) if there are no such member of the Board of Directors, or if such member of the Board of Directors so direct, by independent legal counsel in a written opinion; or (d) by the General Meeting . Such determination shall be made, with respect to any other Covered Person, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection

Jegliche Schadloshaltung gemäss diesem Artikel 29 (ausser bei gerichtlicher Anordnung) wird von der Gesellschaft im Einzelfall nur aufgrund einer Genehmigung entrichtet, aufgrund eines Beschlusses, wonach die Schadloshaltung der versicherten Person in Anbetracht der Umstände angemessen ist, weil die versicherte Person den anzuwendenden Verhaltensmassstab gemäss diesem Artikel 29 erfüllt hat. Eine solcher Beschluss betreffend die versicherte Person wird getroffen durch (a) einen Mehrheitsbeschluss des Verwaltungsrast, die nicht Partei eines solchen Verfahrens sind, auch wenn das Quorum nicht erreicht wird; (b) von einem durch Mehrheitsbeschluss des Verwaltungsrats bestimmten Ausschusses dieser Verwaltungsratsmitglieder, auch wenn das Quorum nicht erreicht wird; (c) wenn es keine solche Verwaltungsratsmitglieder gibt oder wenn diese Verwaltungsratsmitglieder es schriftlich durch einen unabhängigen Rechtskonsulenten entsprechend anordnen; oder (d) durch die Generalversammlung. Ein solcher Beschluss wird gemacht, betreffend jede andere versicherte Person, von jeder Person oder Personen, die die Befugnis haben, im Namen der Gesellschaft in der Angelegenheit zu handeln. Mit der Ausnahme jedoch, dass jede versicherte Person, die in der Sache selbst oder auf andere Weise bei der Abwehr therewith, without the necessity of authorization in the specific case.

eines Verfahrens oder der Abwehr von Ansprüchen, Problemen oder einer damit verbundenen Angelegenheit erfolgreich gewesen ist, für tatsächliche und angemessenerweise damit verbundene Aufwendungen (einschliesslich Anwaltskosten) entschädigt wird, ohne dass es einer Genehmigung im Einzelfall bedarf.

As far as is permissible under applicable law, expenses, including attorneys' fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this Article 29 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of Directors of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company under these Articles of Association.

Soweit gemäss anwendbarem Recht zulässig, werden Aufwendungen, einschliesslich Anwaltskosten, die im Rahmen der Verteidigung bei jeglichen Verfahren anfallen, für welche eine Schadloshaltung aufgrund dieses Artikels 29 zulässig ist, von der Gesellschaft vor der endgültigen Entscheidung eines solchen Verfahrens bezahlt gegen eine gegenüber dem Verwaltungsrat ausgesprochene Verpflichtung der versicherten Person, diesen Betrag zurückzuzahlen, sollte endgültig entschieden werden, dass er oder sie nicht berechtigt ist, von der Gesellschaft im Rahmen dieser Statuten schadlos gehalten zu werden.

It being the policy of the Company that indemnification of the persons specified in this Article 29 shall be made to the fullest extent permitted by law and the indemnification provided by this Article 29 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles of Association, any agreement, any insurance purchased by the Company, vote of shareholders or disinterested members of the Board of Directors, or pursuant to the decision of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person.

Es wird die Politik des Unternehmens, dass Schadloshaltung der in diesem Artikel 29 genannten Personen vollumfänglich gesetzeskonform ist, und dass die gemäss diesem Artikel 29 gewährte Schadloshaltung nicht ausschliesst: (a) jegliche anderen Rechte, welche Personen, die Schadloshaltung oder einen Kostenvorschuss beanspruchen, aufgrund dieser Statuten, jeglicher Vereinbarung, jeglicher durch die Gesellschaft bezahlter Versicherungsleistung, einer Abstimmung der Aktionäre oder der neutralen Verwaltungsratsmitglieder oder aufgrund der Entscheidung jedes zuständigen Gerichts, oder sonstwie zustehen können, jeweils aufgrund des Handelns gemäss der zustehenden Entscheidungsbefugnis oder aufgrund des Handelns als Stellvertreter mit fremder Entscheidungsbefugnis; oder (b) die Befugnis der Gesellschaft, jede Person in gleichem Umfang und in den gleichen Situationen und gemäss den gleichen Bestimmungen, wie sie oben betreffend eine versicherte Person aufgestellt wurden, zu entschädigen, die ein Angestellter oder Vertreter der Gesellschaft oder einer anderen Gesellschaft, einer Joint Venture, eines Trusts oder eines anderen Unternehmens ist oder war, welchem oder welcher er oder sie auf Ersuchen der Gesellschaft dient oder gedient hat.

As used in this Article 29, references to the "Company" include all constituent corporations in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved.

Sofern in diesem Artikel 29 verwendet, beinhalten Bezugnahmen auf die "Gesellschaft" alle Körperschaftsbestandteile einer Konsolidierung oder Fusion, in denen die Gesellschaft oder ein Vorläufer der Gesellschaft durch Konsolidierung oder Fusion beteiligt war.

The indemnification provided by this Art. 29 shall continue as to a person who has ceased to be a member of the Board of Directors or the Executive Committee and shall inure to the benefit of their heirs, executors, and administrators.

Die in diesem Art. 29 vorgesehenen Entschädigungen stehen Personen, die nicht mehr Verwaltungsrats- oder Geschäftsleitungsmitglied sind, weiter zu und sollen deren Erben, Vollstrecker und Verwalter zugutekommen.

Indemnities and advances as provided by this Art. 29 and any respective insurances shall not be considered as compensation.

Die in diesem Artikel 29 vorgesehenen Entschädigungen sowie Vorschusszahlungen und die entsprechenden Versicherungen gelten nicht als Vergütung.

VI. Auditors

VI. Revisionsstelle

Art. 30 Election, Term

Art. 30 Wahl, Amtsdauer
The General Meeting shall elect one or more accountants as its Auditors in terms of Art. 727 et seq. CO for one business year each with the rights and duties determined by law.

Die Generalversammlung wählt für die Dauer von einem Geschäftsjahr eine oder mehrere natürliche oder juristische Personen als Revisionsstelle im Sinne von Art. 727 ff. OR mit den im Gesetz festgehaltenen Rechten und Pflichten.

The General Meeting may appoint Special Auditors for a term of up to three years who provide the attestations required for capital increases.

Die Generalversammlung kann für die Dauer von bis zu drei Jahren Sonderrevisoren bestimmen, welche die bei Kapitalerhöhungen erforderlichen Bescheinigungen erbringen.
Art. 31 Duties

Art. 31 Aufgaben

The Auditors shall perform their duties to audit and report whether the accounting, the annual accounts and the proposal regarding allocation of profits is in accordance with law and the Articles of Association.

Die Revisionsstelle prüft, ob die Buchführung und die Jahresrechnung sowie der Antrag über die Verwendung des Bilanzgewinns Gesetz und Statuten entsprechen.

VII. compensation and related provisions

vii. Vergütungen und verwandte Bestimmungen

Art. 32 Principles of the Compensation of the Board of Directors and the Executive Committee

Art. 32 Grundsätze der Vergütung für die Mitglieder des Verwaltungsrats und der Geschäftsleitung
The compensation payable to the members of the Board of Directors may comprise, subject to and within the aggregate amounts approved by the General Meeting, the following elements:

Die Vergütung für die Mitglieder des Verwaltungsrats kann, unter Vorbehalt der Genehmigung durch die Generalversammlung und im Rahmen der genehmigten Gesamtvergütung, folgende Elemente umfassen:
a) a fixed base compensation;

a) eine fixe Grundvergütung;
b) a fixed committee fee for work in a committee of the Board of Directors;

b) eine fixe Entschädigung für Tätigkeiten als Mitglied eines Ausschusses des Verwaltungsrats;
c) a lump sum compensation for expenses;

c) eine pauschale Spesenentschädigung;
d) a number of shares, options or similar financial instruments and/or units in the Company.

d) eine Anzahl von Aktien, Optionen oder ähnlichen Finanzinstrumenten und/oder Anteilen der Gesellschaft.
The compensation payable to the members of the Executive Committee may comprise, subject to and within the aggregate amounts approved by the General Meeting, the following elements:

Die Vergütung für die Mitglieder der Geschäftsleitung kann, unter Vorbehalt der Genehmigung durch die Generalversammlung und im Rahmen der genehmigten Gesamtvergütung, folgende Elemente umfassen:
a) a fixed compensation payable in cash;

a) eine fixe Vergütung in bar;
b) a performance-related compensation payable in cash (variable);

b) eine erfolgsabhängige Vergütung in bar (variabel);
c) a number of shares, options or similar financial instruments and/or units in the Company (variable).

c) eine Anzahl Aktien, Optionen oder ähnlichen Finanzinstrumenten und/oder Anteilen der Gesellschaft (variabel).

The performance-related compensation depends on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account function and level of responsibility. The Board of Directors and/or the Compensation Committee determines the relative weight of the

Die erfolgsabhängige Vergütung richtet sich nach der Erreichung bestimmter Leistungsziele. Die Leistungsziele können persönliche Ziele, Unternehmens- und bereichsspezifische Ziele und im Vergleich zum Markt, anderen Unternehmen oder vergleichbaren Richtgrössen berechnete Ziele umfassen. Der Verwaltungsrat und/oder der Vergütungsausschuss legt die Gewichtung der Leistungsziele und die jeweiligen Zielwerte fest.

performance criteria and the respective target values.

The compensation to the members of the Board of Directors and/or the Executive Committee may be paid or granted in cash, in form of shares, options or similar financial instruments and/or units in the Company, in kind or in form of other benefits. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine matters relating to equity awards (such as shares, options or similar financial instruments and/or units) issued or issuable to the Board of Directors and/or the Executive Committee including grant, exercise, vesting and forfeiture conditions. In particular, they may provide for continuation, acceleration or removal of vesting, exercise and forfeiture conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure any required shares through purchases in the market, from treasury shares or by using contingent capital or the capital band.

Die Vergütung an die Mitglieder des Verwaltungsrats und/oder der Geschäftsleitung kann in bar oder in Form von Aktien, Optionen oder ähnlichen Finanzinstrumenten und/oder Anteilen der Gesellschaft, Sachwerten oder anderen Leistungen bezahlt bzw. ausgerichtet werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss entscheiden über Angelegenheiten im Zusammenhang mit der Eigenkapitalbeteiligung (Aktien, Optionen oder ähnlichen Finanzinstrumenten und/oder Anteilen) der Mitglieder des Verwaltungsrats und/oder der Geschäftsleitung, einschliesslich Zuteilungs-, Ausübungs- und Verfallsbedingungen. Sie können insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse, wie eines Kontrollwechsels oder der Beendigung des Arbeits- oder Mandatsverhältnisses, Vesting-, Ausübungs- und Verfallsbedingungen weitergelten, verkürzt oder aufgehoben werden, Vergütungen unter der Annahme der Erreichung von Zielwerten ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die allenfalls erforderlichen Aktien auf dem Markt erwerben, aus Beständen eigener Aktien entnehmen oder unter Verwendung von bedingtem Kapital oder des Kapitalbandes bereitstellen.

Subject to the approval by the General Meeting, the members of the Board of Directors may receive compensation in cash at customary conditions for advisory services rendered outside their capacity as a Board member for the benefit of the Company or companies under its control. The General Meeting may approve an additional bonus for the members of the Board of Directors in exceptional cases.

Vorbehältlich der Genehmigung durch die Generalversammlung, kann den Mitgliedern des Verwaltungsrats eine Entschädigung in bar zu marktüblichen Konditionen für Beratungstätigkeiten, welche diese ausserhalb ihrer Funktion als Verwaltungsratsmitglied und zu Gunsten der Gesellschaft oder von ihr kontrollierter Gesellschaften erbringen, ausbezahlt werden. Die Generalversammlung kann in Ausnahmefällen einen zusätzlichen Bonus zu Gunsten der Verwaltungsratsmitglieder genehmigen.

The compensation may also be paid for activities in companies that are directly or indirectly controlled by the Company and may be paid by the Company or by a company controlled by it.

Die Vergütung kann auch ausgerichtet werden für Tätigkeiten in Unternehmen, die durch die Gesellschaft direkt oder indirekt kontrolliert werden und kann durch die Gesellschaft oder durch von ihr kontrollierte Unternehmen ausgerichtet werden.

Art. 33

Art. 33

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Art. 34 Compensation for new Members of the Executive Committee

Art. 34 Vergütungen für neue Mitglieder der Geschäftsleitung

If new members of the Executive Committee are appointed and take up their position in the Company after the General Meeting has approved the maximum total compensation for members of the Executive Committee for the year in question, the new members may be paid an additional amount for the period until the next Ordinary General Meeting. The additional amount payable to all new members of the Executive Committee may not exceed 50 percent of the respective total compensation of the Executive Committee already approved by the General Meeting. The additional compensation may only be paid if the total compensation amount that has been approved by the General Meeting for the compensation of the members of the Executive Committee is insufficient to compensate the newly appointed members. The General Meeting is not required to vote on this additional amount.

Sofern neue Mitglieder der Geschäftsleitung ernannt werden und ihre Stelle antreten, nachdem die Generalversammlung die Gesamtvergütung für die Geschäftsleitungsmitglieder im entsprechenden Jahr genehmigt hat, darf diesen neuen Mitglieder ein zusätzlicher Betrag für die Dauer bis zur nächsten ordentlichen Generalversammlung vergütet werden. Dieser Zusatzbetrag an alle neuen Mitglieder der Geschäftsleitung darf 50% der von der Generalversammlung für das betreffende Jahr bereits genehmigten Gesamtvergütung für die Geschäftsleitung nicht übersteigen. Der Zusatzbetrag darf nur ausgerichtet werden, sofern und soweit die von der Generalversammlung beschlossenen Vergütungsbeträge an die Geschäftsleitungsmitglieder bis zur nächsten ordentlichen Generalversammlung für die Vergütung der neuen Mitglieder nicht ausreicht. Über den verwendeten Zusatzbetrag stimmt die Generalversammlung nicht ab.

Art. 35 Expenses

Art. 35 Spesen

Expenses which are not covered by the lump sum compensation pursuant to the Company’s expense regulations shall be reimbursed following presentation of the supporting receipts. This additional compensation is not subject to a separate vote by the General Meeting.

Spesen, welche nicht durch die pauschale Spesenentschädigung gemäss Spesenreglement abgedeckt sind, werden nach Vorlage der entsprechenden Belege rückvergütet. Diese Rückvergütung ist von der Generalversammlung nicht zu genehmigen.

Art. 36 Compensation Agreements

Art. 36 Verträge über die Vergütung
Agreements on compensation with members of the Board of Directors may not exceed the term of office.

Verträge, die den Vergütungen für die Mitglieder des Verwaltungsrats zugrunde liegen, sind auf die Amtsdauer zu befristen.

Employment agreements of the members of the Executive Committee are principally concluded for an indefinite period of time whereas a notice period may not exceed twelve months. If an employment agreement is concluded for a fixed term such term may not exceed one year.

Die Arbeitsverträge der Geschäftsleitungsmitglieder sind grundsätzlich unbefristet, wobei die Kündigungsfrist maximal zwölf Monate betragen darf. Wird ein befristeter Vertrag abgeschlossen, so darf dieser die Dauer von ein Jahr nicht überschreiten.

Art. 37 Mandates of a Member of the Board of Directors outside the Company

Art. 37 Mandate eines Verwaltungsratsmitglieds ausserhalb der Gesellschaft

A member of the Board of Directors may cumulatively assume not more than the following number of mandates in the board of directors, the executive committee or the advisory board, or any comparable function under foreign law:

Ein Mitglied des Verwaltungsrats darf kumulativ maximal folgende Mandate im Verwaltungsrat, in der Geschäftsleitung oder im Beirat oder einem vergleichbaren ausländischen Organ übernehmen:
a) 7 mandates for publicly traded companies pursuant to Art. 727 para. 1 number 1 CO; and

a) 7 Mandate für Publikumsgesellschaften gemäss Art. 727 Abs. 1 Ziff. 1 OR; und
b) 8 mandates for companies pursuant to Art. 727 para. 1 number 2 CO; and

b) 8 Mandate für Gesellschaften gemäss Art. 727 Abs. 1 Ziff. 2 OR; und
c) 5 mandates for companies which do not fulfil the criteria under a) and b) hereunder.

c) 5 Mandate für Rechtseinheiten, welche die Kriterien gemäss lit. a) und b) hiervor nicht erfüllen.
Mandates held in several companies each operating under the same management or same beneficial owner (group) are deemed to be a single mandate but may not exceed a total of forty.

Mandate bei verschiedenen Unternehmen, die aber derselben Führung oder derselben wirtschaftlichen Eigentümerin unterstehen (Konzern), gelten als ein Mandat, dürfen aber insgesamt vierzig nicht übersteigen.

If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from these restrictions:

Erfüllt eine Rechtseinheit mehrere der vorgenannten Kriterien, kann sie beliebig jeder auf sie zutreffenden Kategorie zugerechnet werden. Folgende Mandate sind von diesen Beschränkungen ausgenommen:
a) mandates in legal entities which are controlled by the Company or which control the Company;

a) Mandate in Rechtseinheiten, die von der Gesellschaft kontrolliert werden oder welche die Gesellschaft kontrollieren;
b) honorary mandates in charitable institutions and mandates in other companies without an economic purpose.

b) Ehrenamtliche Mandate in gemeinnützigen Institutionen und Mandate in anderen Unternehmen, die keinen wirtschaftlichen Zweck verfolgen.
Art. 38 Mandates of a Member of the Executive Committee outside the Company

Art. 38 Mandate eines Geschäftsleitungsmitglieds ausserhalb der Gesellschaft

Each member of the Executive Committee may, with approval of the Board of Directors, cumulatively assume not more than the following number of mandates in the board of directors, the executive committee or the advisory board, or any comparable function under foreign law:

Jedes Mitglied der Geschäftsleitung darf mit Zustimmung des Verwaltungsrats kumulativ maximal folgende Mandate im Verwaltungsrat, in der Geschäftsleitung oder im Beirat oder einem vergleichbaren ausländischen Organ übernehmen:

a) 2 mandates for publicly traded companies pursuant to Art. 727 para. 1 number 1 CO;

a) 2 Mandate für Publikumsgesellschaften gemäss Art. 727 Abs. 1 Ziff. 1 OR; und

and
b) 3 mandates for companies pursuant to Art. 727 para. 1 number 2 CO; and

b) 3 Mandate für Gesellschaften gemäss Art. 727 Abs. 1 Ziff. 2 OR; und
c) 5 mandates for companies which do not fulfil the criteria under litera a) and b) hereunder.

c) 5 Mandate für Rechtseinheiten, welche die Kriterien gemäss lit. a) und b) hiervor nicht erfüllen.
Mandates held in several companies each operating under the same management or same beneficial owner (group) are deemed to be a single mandate.

Mandate bei verschiedenen Unternehmen, die aber derselben Führung oder derselben wirtschaftlichen Eigentümerin unterstehen (Konzern), gelten als ein Mandat.
If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from this restrictions:

Erfüllt eine Rechtseinheit mehrere der vorgenannten Kriterien, kann sie beliebig jeder auf sie zutreffenden Kategorie zugerechnet werden. Folgende Mandate sind von diesen Beschränkungen ausgenommen:
a) mandates in legal entities which are controlled by the Company or which control the Company;

a) Mandate in Rechtseinheiten, die von der Gesellschaft kontrolliert werden oder welche die Gesellschaft kontrollieren;
b) honorary mandates in charitable institutions and mandates in other companies without an economic purpose.

b) Ehrenamtliche Mandate in gemeinnützigen Institutionen und Mandate in anderen Unternehmen, die keinen wirtschaftlichen Zweck verfolgen.
Art. 39 Loans and Credits

Art. 39 Darlehen und Kredite
The members of the Board of Directors and the Executive Committee may not be granted any loans, credits or securities.

Den Mitgliedern des Verwaltungsrats und der Geschäftsleitung dürfen keine Darlehen, Kredite oder Sicherheiten gewährt werden.
Art. 40 Pension Benefits

Art. 40 Vorsorge

Pension benefits to members of the Board of Directors and the Executive Committee are granted only in accordance with the domestic and foreign pension funds and comparable pension plans of the Company and its group companies. The benefits to the insured and the employee contributions are specified in the plans or regulations.

Vorsorgeleistungen an Mitglieder des Verwaltungsrats und der Geschäftsleitung werden nur im Rahmen der anwendbaren in- und ausländischen Pensionskassen- oder vergleichbaren Plänen der Gesellschaft bzw. ihrer Gruppengesellschaften ausbezahlt. Die Leistungen an die Versicherten und die Arbeitgeberbeiträge ergeben sich aus den jeweiligen Plänen bzw. Reglementen.

Within the overall compensation approved by the General Meeting and any additional amount payable to new members, the Company may make additional payments into the Company’s pension funds for the benefit of members of the Executive Committee in order to cover any

Die Gesellschaft kann zugunsten der Geschäftsleitungsmitglieder und im Rahmen der von der Generalversammlung genehmigten Gesamtvergütungen und einem etwaigen Zusatzbetrag zusätzliche Einkäufe in die Pensionskasse tätigen, um Nachteile aufgrund von disadvantage suffered as a result of the change of jobs or to purchase additional pension entitlements. In this context the Company may conclude life insurance policies on behalf of members of the Executive Committee and pay the insurance premiums either fully or in part.

Stellenwechsel auszugleichen oder zugunsten zusätzlicher Rentenansprüche. In diesem Zusammenhang kann die Gesellschaft Lebensversicherungen zugunsten der Mitglieder der Geschäftsleitung abschliessen und die Versicherungsprämien vollumfänglich oder teilweise zahlen.

Upon retirement, the Company may also grant members of the Executive Committee a bridging pension to cover the period between early retirement at 62 and the ordinary age of retirement, if such bridging pension does not exceed 100 percent of the total annual compensation of the respective member last paid.

Die Gesellschaft kann ihren Geschäftsleitungsmitgliedern eine Überbrückungsrente zusichern, um die Zeitdauer zwischen einer Frühpensionierung ab dem 62. Altersjahr und dem ordentlichen Pensionsalter abzudecken, soweit eine solche Überbrückungsrente 100% der letztmalig an dieses Mitglied bezahlte Jahresvergütung nicht übersteigt.

Art. 41 Equity Compensation Matters

Art. 41 Vergütung in Form von Eigenkapitalbeteiligung

The Board of Directors, upon proposal of the Compensation Committee, may allocate the participating members of the Executive Committee and/or the Board of Directors a fixed number of shares, options or similar financial instruments and/or units under the Company's equity compensation plans with the vesting period and other conditions of any such grant to be determined by the Board of Directors.

Der Verwaltungsrat kann auf Antrag des Vergütungsausschusses den Mitgliedern der Geschäftsleitung und des Verwaltungsrats eine bestimmte Anzahl Aktien, Optionen oder ähnlichen Finanzinstrumenten und/oder Anteilen gemäss einem oder mehreren Beteiligungsplänen der Gesellschaft zuteilen. Der Verwaltungsrat legt die Sperrfrist und die weiteren Bedingungen einer solchen Zuteilung fest.

The Company may periodically offer shares, options or similar financial instruments and/or units in the Company to employees for a price to be determined by the Board of Directors, the Compensation Committee or any designee of any of the foregoing. Members of the Board of Directors and the Executive Committee may be included in this program. The shares, options or similar financial instruments and/or units acquired thereby may be subject to a vesting period to be determined by the Board of Directors, the Compensation Committee or any designee of any of the foregoing.

Die Gesellschaft kann periodisch Aktien, Optionen oder ähnlichen Finanzinstrumenten und/oder Anteilen der Gesellschaft an Mitarbeiter abgeben zu einem Preis, der vom Verwaltungsrat, dem Vergütungsausschuss oder einer von diesen bezeichneten Stelle festzulegen ist. Die Mitglieder des Verwaltungsrats und der Geschäftsleitung können in dieses Programm eingeschlossen werden. Die so erworbenen Aktien, Optionen oder ähnlichen Finanzinstrumenten und/oder Anteilen können einer Sperrfirst unterliegen, die vom Verwaltungsrat, dem Vergütungsausschuss oder einer von diesen bezeichneten Stelle festzulegen ist.

VIII. Fiscal Year, Accounting principles, Allocation of Profits

VIII. Geschäftsjahr, REchnungslegung, Gewinnverteilung

Art. 42 Fiscal Year

Art. 42 Geschäftsjahr

The Board of Directors shall determine the start and the end of the Company's business year.

Der Verwaltungsrat bestimmt, wann das Geschäftsjahr beginnt und wann es endet.
Art. 43 Accounting

Art. 43 Rechnungslegung

The annual accounts consist of the profit and loss statement, the balance sheet, the cash flow statement, the annex and the management report, and shall be drawn up pursuant to the provisions of the Swiss Code of Obligations, particularly of Art. 958 et seq. CO, and the generally accepted commercial principles and customary rules in that business area.

Die Jahresrechnung besteht aus der Erfolgsrechnung, der Bilanz, der Geldflussrechnung, dem Anhang und dem Lagebericht und ist gemäss den Vorschriften des Schweizerischen Obligationenrechts, insbesondere Art. 958 ff. OR, sowie nach den allgemein anerkannten kaufmännischen und branchenüblichen Grundsätzen zu erstellen.

If required by law, the consolidated financial statements shall be drawn in accordance with the provisions of Art. 962 CO.

Die Konzernrechnung wird, sofern gesetzlich vorgeschrieben, gemäss den Bestimmungen von Art. 962 OR erstellt.
Art. 44 Allocation of Profits

Art. 44 Gewinnverteilung

Subject to the legal provisions regarding distribution of profits, the profit as shown on the balance sheet shall be allocated by the General Meeting at its discretion after receipt of the proposals of the Board of Directors and the Auditors.

Die Generalversammlung beschliesst nach Entgegennahme der Anträge des Verwaltungsrates und des Berichtes der Revisionsstelle unter Vorbehalt der gesetzlichen Bestimmungen über die Verwendung des Bilanzgewinnes und setzt die Dividende und den Zeitpunkt ihrer Auszahlung fest.

In addition to the legal reserves, the General Meeting may create supplemental reserves.

Zusätzlich zu den gesetzlichen Reserven kann die Generalversammlung zusätzliche Reserven bereitstellen.
Dividends not claimed within five years after the due date shall remain with the Company and be allocated to the general reserves.

Dividenden, die nicht innerhalb von fünf Jahren nach dem Fälligkeitstag beansprucht werden, verbleiben bei der Gesellschaft und werden den allgemeinen Rücklagen zugeführt.

Ix. Dissolution and Liquidation

ix. Auflösung und Liquidation

Art. 45 Dissolution and Liquidation

Art. 45 Auflösung und Liquidation
The dissolution and liquidation of the Company shall take place in accordance with the provisions of the Swiss Code of Obligations.

Für die Auflösung und Liquidation der Gesellschaft gelten die Bestimmungen des Schweizerischen Obligationenrechts.

X. Communications and Publications

X. Mitteilungen und Bekanntmachungen

Art. 46 Communications and Publications

Art. 46 Mitteilungen und Bekanntmachungen
The Swiss Official Gazette of Commerce is the official publication medium.

Das Schweizerische Handelsamtsblatt (SHAB) ist das offizielle Publikationsmedium.
Shareholder communications may be made by publication in the Swiss Official Gazette of Commerce or, instead or in addition, by mail or e-mail to the addresses registered in the share register.

Mitteilungen an die Aktionäre können durch Publikation im Schweizerischen Handelsamtsblatt oder (alternativ oder zusätzlich) durch Brief oder E-Mail an die im Aktienbuch verzeichneten Adressen erfolgen.

Art. 47 Jurisdiction

Art. 47 Gerichtsstand

All disputes on Company matters between individual shareholders and the Company or its corporate bodies, as well as between the Company and its corporate bodies, or between the corporate bodies themselves, shall be judged exclusively by the courts at the legal domicile of the Company.

Alle Streitigkeiten über Gesellschaftsangelegenheiten zwischen einzelnen Aktionären und der Gesellschaft oder ihren Organen sowie zwischen der Gesellschaft und ihren Organen oder zwischen den Organen unter sich werden ausschliesslich durch die Gerichte am Sitz der Gesellschaft beurteilt.

Irrespective of the place of jurisdiction specified above, the Company may alternatively prosecute its corporate bodies and shareholders at their ordinary place of jurisdiction.

Unabhängig von dem hiervor bestimmten Gerichtsstand kann die Gesellschaft ihre Organe und Aktionäre auch an deren ordentlichen Gerichtsstand belangen.

Zurich, June 5, 2025 Zürich, 5. Juni 2025

Der Vorsitzende:
The Chairman:

/s/Samarth Kulkarni

Samarth Kulkarni

Der Notar:
The Notary Public:

/s/Beat Buxcel

Beat Buxcel